Exhibit 5.1

DR. ZSOLT SZITA LAW OFFICE

H-1015 Budapest, Toldy Ferenc u. 17. fszt. 1.

Phone: +361 787-5489; Fax: +361 784-6782

e-mail: szitadr@t-online.hu

November 22, 2013
Our Ref.:

To:

BNP Paribas

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

GOLDMAN SACHS INTERNATIONAL

as Underwriters

(as named in the Pricing Agreement referred to below)

Re:

HUNGARY -

USD 2,000,000,000

5.750% Notes due November 22, 2023

Dear Sirs,

In our capacity as Hungarian legal advisers to the Government Debt Management Agency Private Company Limited by Shares of Hungary (“Hungary”), we have advised Hungary in connection with the issuance and sale by Hungary to the underwriters (the “Underwriters”) named in Schedule I to the Pricing Agreement dated November 18, 2013 (the “Pricing Agreement”) between Hungary and the Underwriters of USD 2,000,000,000 aggregate principal amount of Hungary’s 5.750% Notes due 2023 (the “Debt Securities”) to be issued pursuant to the provisions of a Fiscal Agency Agreement, dated as of September 17, 2013 (the “Fiscal Agency Agreement”), between Hungary and Citibank, N.A. as fiscal agent, paying agent and registrar. In accordance with the Pricing Agreement each of the provisions of the Underwriting Agreement dated September 17, 2013 is incorporated by reference in its entirety, and shall be deemed to be a part of the Pricing Agreement, as amended therein (the “Underwriting Agreement”).

Our opinion set forth herein is being delivered to you pursuant to Section 7(c) of the Underwriting Agreement.

For the purposes of giving this opinion we have examined the following documents (hereinafter referred to as “Documents”):

a)                         the Registration Statement filed on September 17, 2013 as amended on November 6, 2013 (file numbers 333-170923 and 333-191209) with the Securities and Exchange Commission (the “Commission,” which includes a prospectus, relating to the Debt Securities, such prospectus, as amended or supplemented to the date hereof, is hereinafter referred to as the “Base Prospectus”);

b)                         the Preliminary Prospectus Supplement dated November 18, 2013 relating to the Debt Securities (the “Preliminary Prospectus Supplement”);

c)                          the Prospectus Supplement dated November 18, 2013 relating to the Debt Securities (the “Prospectus Supplement”);

d)                         the Underwriting Agreement as filed with the Commission on September 17, 2013;

e)                          an executed copy of the Pricing Agreement;

f)                           the Fiscal Agency Agreement as filed with the Commission on September 17, 2013;

g)                          Act No. CCIV of 2012 on the central budget of Hungary for the year 2013 (the “Budget Act”); and

h)                         power of attorney executed by Mr. Mihály Varga, Minister for National Economy being the Minister Responsible for Public Finances of Hungary to Mr. István Töröcskei, Chief Executive Officer of Government Debt Management Agency Private Company Limited by Shares of Hungary dated November 14, 2013 and the specimen signature of Mr. István Töröcskei attached thereto.

We have also examined such other documents and considered such questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Terms and expressions defined in the Underwriting Agreement or the Fiscal Agency Agreement (including by reference to any other document) shall, in the absence of contrary intention and unless otherwise defined, have the same respective meanings in this opinion.

This opinion relates only to Hungarian law as currently applied by Hungarian courts at the date of this legal opinion and we have made no investigation of the laws and regulations of any country or jurisdiction other than Hungary and we do not express or imply any opinion on such laws and regulations. We have assumed that there is nothing in the laws and regulations of any jurisdiction outside Hungary, which affects this legal opinion. Our opinion is to be construed in accordance with and is governed by the laws and regulations of Hungary.

In giving this opinion we have, with your permission, assumed the following in relation to the Documents:

a)                         the validity under the law of State of New York of the Documents which are expressed to be subject to that law;

b)                         except in relation to those of Hungary, the genuineness of all signatures, stamps and seals, the completeness, conformity to the originals and up-to-date nature of all Documents supplied to us as originals or as certified or photostatic or faxed copies and the authenticity, completeness and up-to-date nature of the originals of such Documents;

c)                          the due authorization, execution and delivery of the Pricing Agreement and the Fiscal Agency Agreement by each of the parties thereto (other than Hungary) and that the performance thereof is within the capacity and powers of each of the parties thereto (other than Hungary);

d)                         that the Documents were at their date, and remain, accurate;

e)                          that all parties to the Pricing Agreement and the Fiscal Agency Agreement (other than Hungary) are financial institutions licensed or qualified or otherwise entitled to execute any such Document and to perform their respective obligations and/or enforce their respective rights under any such Document pursuant to the laws and regulations of the relevant jurisdiction of incorporation;

f)                           the absence of any other arrangements between any of the parties to the Pricing Agreement and the Fiscal Agency Agreement which modify or supersede any of the terms of these Documents (other than the Underwriting Agreement, being incorporated by reference into the Pricing Agreement, as referred above); and

g)                          the Global Debt Securities and any definitive Debt Securities are authenticated and issued in the respective forms scheduled to the Fiscal Agency Agreement.

We have also assumed that there are no provisions of the laws and regulations of any jurisdiction outside Hungary of Hungary which would be contravened by the execution and delivery of the Document(s) or which would render the Document (or any part of the Document) or the performance of any of the provisions of the Document illegal or unenforceable.

We express no opinion as to matters of fact. We assume that there are no facts not disclosed to us, which would affect the conclusions in this opinion.

No opinion is expressed as to the exact interpretation, which would be placed upon any particular wording in the Documents by a Hungarian court.

Based upon the foregoing, and subject to the qualifications set out below, we are of the opinion and state respectively that so far as the present laws of Hungary are concerned:

(i)                                                 the Debt Securities have been duly authorized in accordance with the laws of Hungary;

(ii)                                              all necessary action has been duly taken by or on behalf of Hungary to authorize the issuance and sale of the Debt Securities; the Debt Securities have been duly executed, issued and delivered in accordance with the laws of Hungary; the Debt Securities, when authenticated in accordance with the Fiscal Agency Agreement and delivered to and paid for by the Underwriters in accordance with the terms of the Pricing Agreement, will constitute valid and legally binding obligations of Hungary enforceable in accordance with their terms and entitled to the benefits of the Fiscal Agency Agreement; the Debt Securities rank at least equally in right of payment with all other unsecured and unsubordinated obligations of Hungary, except for such obligations as may be preferred by mandatory provisions of applicable law; Hungary will give no preference to one obligation over another on the basis of priority of issue date, or currency of payment; and the full faith and credit of Hungary has been pledged for the due and punctual payment of the principal of and interest on the Debt Securities and for the performance of the obligations of Hungary with respect thereto;

(iii)                                           the obligations of Hungary under the Fiscal Agency Agreement, the Pricing Agreement and the Debt Securities are and will be direct, general and unconditional obligations of Hungary and are, under the laws of Hungary, subject to civil substantive law and to the relevant procedural and/or legal requirements relating to enforcement and recognition of foreign judgments;

(iv)                                          Hungary has the power and authority required for the execution and delivery of the Pricing Agreement, the issuance of the Debt Securities and the performance by Hungary of its obligations thereunder; and none of the execution or delivery by Hungary of the Pricing Agreement or the Debt Securities, the performance of its obligations thereunder or the fulfillment by Hungary of the terms thereof requires, under the laws of Hungary, any publication, waiver, consent, filing, registration, authorization or approval;

(v)                                             the Fiscal Agency Agreement, at the time of its execution, has been duly authorized, executed and delivered by Hungary in accordance with the laws of Hungary and is a valid and binding agreement of Hungary;

(vi)                                          the Underwriting Agreement, at the time of its execution, has been duly authorized, executed and delivered by Hungary in accordance with the laws of Hungary;

(vii)                                       the Pricing Agreement has been duly authorized, executed and delivered by Hungary in accordance with the laws of Hungary;

(viii)                                    subject to the qualifications of Section 17 of the Underwriting Agreement, the provisions of the Pricing Agreement and the Debt Securities wherein Hungary consents to the jurisdiction of certain courts in the United States and agrees not to assert the defense of immunity, on the grounds of sovereignty or otherwise, are valid and binding; final judgment against Hungary for the payment of money in any such suit, action or proceeding brought, in accordance with such provisions, in the Federal or state courts in New York, New York would be admissible in evidence against Hungary in the appropriate courts of Hungary to enforce such claim;

(ix)                                          subject to the qualifications of Section 17 of the Underwriting Agreement and Condition 6 attached to the Debt Securities, under the laws of Hungary in effect as of the date of this opinion, Hungary would not be entitled to plead, or cause to be pleaded on its behalf, sovereign immunity from the jurisdiction of the courts of Hungary in respect of any action relating to the Debt Securities, the Pricing Agreement or the Fiscal Agency Agreement;

(x)                                             none of the execution or delivery by Hungary of the Pricing Agreement or the Debt Securities, the performance by Hungary of its obligations thereunder, or the fulfillment by Hungary of the respective terms thereof, will violate any provision of the laws of Hungary or, to the best knowledge of ourselves, violate any order, rule or regulations of any court, regulatory body, or administrative body or other governmental body of Hungary;

(xi)                                          none of the execution or delivery by Hungary of the Pricing Agreement or the Debt Securities, the performance by Hungary of its obligations thereunder, or the fulfillment by Hungary of the respective terms thereof, will, to the best knowledge of ourselves, violate, or result in a breach of, the terms of, or cause a default under, any agreement or instrument evidencing or relating to any Public External Indebtedness or any credit agreement or loan agreement with the European Union to which Hungary is a party or by which it is bound, and Hungary is not in default under the provisions of any such agreement or of any such instrument;

(xii)                                       there is no action, suit, or proceeding pending or, to the best knowledge of ourselves, threatened against or affecting Hungary, before any court or administrative agency in Hungary, challenging the validity or enforceability of the Fiscal Agency Agreement, the Pricing Agreement or the Debt Securities or the transactions contemplated thereby, and, except as set forth in the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement or the Base Prospectus, there is no legal or governmental action, suit or proceeding pending or, to the best knowledge of ourselves, threatened, to which Hungary is or may be subject that, if determined adverse to Hungary, would have a material adverse effect on the affairs and financial condition of Hungary;

(xiii)                                    the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement and any other documents incorporated by reference in the Base Prospectus and their filing with the Commission have been duly authorized by and on behalf of Hungary, and the Registration Statement has been duly executed by and on behalf of Hungary and, to the best knowledge of ourselves, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose are pending before or threatened by the Commission;

(xiv)                                   Mr. Gábor Orbán, State Secretary of the Ministry for National Economy, and other appropriate officials in Hungary have been apprised of the disclosure standards applicable to the offering under this Agreement and have reviewed the Preliminary Prospectus Supplement, the Prospectus Supplement or Base Prospectus. Based on such review, the results of which have been discussed with ourselves, although we have not made an independent investigation or verification of the correctness and completeness of the information included in the Preliminary Prospectus Supplement, the Prospectus Supplement or Base Prospectus, nothing has come to the attention of ourselves that would lead us to believe that (except as to the financial statements, related schedules or other financial or statistical information contained therein as to which we need not express any belief) (A) as of its effective date, the Registration Statement or any further amendment thereto made by Hungary prior to the applicable Time of Delivery contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) as of its date, the Preliminary Prospectus Supplement, the Prospectus Supplement or Base Prospectus as amended or supplemented and any other documents incorporated by reference in the Preliminary Prospectus Supplement, the Prospectus

Supplement or Base Prospectus as amended or supplemented or any further amendment or supplement thereto made by Hungary prior to the applicable Time of Delivery contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (C) as of the applicable Time of Delivery, either the Registration Statement or the Base Prospectus as amended or supplemented or any document incorporated by reference in the Preliminary Prospectus Supplement or Prospectus Supplement as amended or supplemented or any further amendment or supplement thereto made by Hungary prior to the applicable Time of Delivery contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or (D) as of the Applicable Time, the Disclosure Package contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (such statement need not express any opinion or belief as to the financial data contained in the Registration Statement or the Base Prospectus as amended or supplemented or any other documents incorporated by reference in the Preliminary Prospectus Supplement or Prospectus Supplement as amended or supplemented);

(xv)                                      the descriptions of the Debt Securities and the Fiscal Agency Agreement in the Registration Statement, as amended, and the Preliminary Prospectus Supplement, Prospectus Supplement or Base Prospectus fairly summarize the material provisions thereof, and the Debt Securities conform to the description thereof in the Preliminary Prospectus Supplement, Prospectus Supplement and Base Prospectus;

(xvi)                                   the information set forth in the Preliminary Prospectus, Final Prospectus and Base Prospectus under the captions “Taxation— Hungarian Taxation”, “Description of the Debt Securities—Governing Law” and “Enforcement of Judgments”, insofar as such statements relate to laws of Hungary and legal matters, documents or proceedings referred to therein, are accurate and fairly present the information called for with respect to such legal matters, documents and proceedings;

(xvii)                                All authorizations, approvals and consents of any court, ministry, government department, branch of government or other regulatory body required for Hungary for the execution and delivery of the Pricing Agreement with respect to the Debt Securities, and for the execution, issuance, sale and delivery of the Debt Securities thereunder and the performance of the terms of the Debt Securities, the Pricing Agreement with respect to such Debt Securities and the Fiscal Agency Agreement have been obtained and are in full force and effect;

(xviii)                             The choice of New York law in the Underwriting Agreement and the Pricing Agreement with respect to the Debt Securities, the Fiscal Agency Agreement and the Debt Securities is a valid choice of law under the laws of Hungary and, accordingly, would be recognized by the courts of Hungary if the Underwriting Agreement or such Pricing Agreement, the Fiscal Agency Agreement or any of the Debt Securities or any contractual claim made thereunder is brought before any such court upon proof of the relevant provisions of New York law and provided that such provisions are not contrary to the public policy of Hungary; the irrevocable submission of Hungary pursuant to Section 17 of the Underwriting Agreement, Section 10 of the Fiscal Agency Agreement and the terms and conditions of the Securities to the jurisdiction of any State or Federal court in The City of New York and the waiver by Hungary of any objection to the venue of a proceeding in any such court are legal, valid and binding; the waiver by Hungary pursuant to Section 17 Underwriting Agreement, Section 10 of the Fiscal Agency Agreement and the terms and conditions of the Debt Securities of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity) or to any right to which it may be entitled, is legal, valid and binding; service of process effected in the manner set forth in Section 17 of the Underwriting Agreement, Section 10 of the Fiscal Agency Agreement and the terms and conditions of the Debt Securities, assuming its validity under New York law, will be effective, insofar as Hungarian law is concerned, to confer valid personal jurisdiction over Hungary; any judgment obtained in a New York State or Federal court sitting in The City of New York arising out of or in relation to the obligations of Hungary under the Underwriting Agreement or the Pricing Agreement with respect to the Debt Securities would be recognized and enforced by the courts of Hungary, unless (i) such judgment is contrary to public policy in Hungary; (ii) the losing party or his authorized representative did not participate in the proceedings because it had no proper or timely notice of the proceedings; (iii) the proceedings in which the judgment was made seriously breached general principles of Hungarian procedural rules; (iv) proceedings between the same parties involving the same dispute were commenced in Hungary before they were commenced in the foreign court; or (v) Hungarian courts have already determined the matter (“res judicata”).

(xix)                                   Under the laws of Hungary in force and effect as at the Time of Delivery, other than as set forth in the Disclosure Package and the Prospectus Supplement, there is no tax, levy, deduction, charge or withholding imposed by Hungary or any political subdivision thereof either (A) on or by virtue of the execution, delivery or enforcement of the Designated Securities, the Pricing Agreement with respect to the Debt Securities or the Fiscal Agency Agreement or (B) on any payment to be made by Hungary thereunder or under the Debt Securities; and

(xx)                                      The Pricing Agreement with respect to the Debt Securities, the Fiscal Agency Agreement and the Debt Securities (following translation of the same into the Hungarian language) are in proper legal form under the laws of Hungary for the enforcement thereof against Hungary under the laws of Hungary.

Those of the above opinions and statements are subject to the following qualifications and reservations:

a)                        Where any obligation of any person is to be performed in any jurisdiction outside Hungary, such obligation may not be enforceable under Hungarian law to the extent that such performance would be illegal or contrary to public order or public policy or unenforceable under the laws of such jurisdiction and it should be noted that if a court of Hungary was required to make a determination involving interpreting the law of State of New York, this may result in significant procedural delays whilst appropriate guidance was sought;

b)                         We are not aware of any principle of public order or public policy in Hungary which would be contradicted by the Documents, nevertheless it should be noted that it is not possible to formalize an exact and definitive view of the exact scope of public order or public policy in any jurisdictions at any particular time;

c)                          If any Party to the Underwriting Agreement, the Fiscal Agency Agreement, the Pricing Agreement or any holder of the Debt Securities is controlled by a person or is itself formed under the laws of a country which is subject of United Nations and/or European Union sanctions, as implemented, the obligations of Hungary towards such party may be unenforceable or void.

d)                         It is possible that a judgment could only be enforced in Hungary in Hungarian forints. In the event of any proceeding being brought in a court of Hungary of Hungary in respect of a payment obligation expressed to be payable in a currency other than Hungarian forints, a court of Hungary of Hungary may give judgment as an order to pay the Hungarian forints equivalent of such currency at the time of actual payment of the debtor;

e)                          Under Hungarian law, provisions conferring a discretion on a party or whereby a party may determine a matter in its opinion, may be required that such discretion not to be abused, or to be qualified by good faith or reasonableness;

f)                           In this opinion Hungarian law concepts are expressed in English terms and not in their original Hungarian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising under this legal opinion will be governed by Hungarian law and be brought before a Hungarian court;

g)                          It should be noted that any judgment obtained in proceedings in a foreign country shall be recognized and enforced by a Hungarian court, unless (i) such judgment is contrary to public policy in Hungary of Hungary; (ii) the losing party or his authorized representative did not participate in the proceedings because it had no proper or timely notice of the proceedings; (iii) the proceedings in which the judgment was made seriously breached general principles of Hungarian procedural rules; (iv) proceedings between the same parties involving the same dispute were commenced in Hungary before they were commenced in the foreign court; or (v) Hungarian courts have already determined the matter (“res judicata”). Taking into consideration that European Council Regulation (EC) No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters is directly applicable in Hungary, a judgment given in a member state of the European Union shall not be recognized in the other member states (i.e. in Hungary) if, inter alia, (i) such recognition is manifestly contrary to public policy in the member state in which recognition is sought; (ii) it was given in default of appearance, if the defendant was not served with the document which instituted the proceedings or with an equivalent document in sufficient time and in such a way as to enable him to arrange for his defense, unless the defendant failed to commence proceedings to challenge the judgment when it was possible for him to do so; (iii) it is irreconcilable with a judgment given in a dispute between the same parties in the member state in which recognition is sought; (iv) it is irreconcilable with an earlier judgment given in another member state or in a third state involving the same cause of action and between the same parties, provided that the earlier judgment fulfils the conditions necessary for its recognition in the member state addressed;

h)                         The obligations of Hungary under the Documents are subject to any limitation arising from laws of general application relating to or affecting the rights of creditors including, without limitation, any limitation under the Act No. LIII of 1994 on the Enforcement of Judicial Decisions, as amended, of Hungary of Hungary;

i)                             Claims made by or against Hungary under the Documents may be or become subject to defenses of set-off or counter-claim;

j)                            As used in this legal opinion, the term “enforceable” means that the Document is of a type and form enforced by Hungarian courts; it does not mean that each obligation of the parties contained in the Document or the Document will be enforced in accordance with their respective terms or in every circumstance or in foreign jurisdictions or by or against third parties or that any particular remedy will be available;

k)                         The actual performance of any payment obligations of Hungary under the Fiscal Agency Agreement, the Pricing Agreement or the Debt Securities is subject to prior internal authorizations and approvals, which are regular parts of the normal payment procedures of Hungary;

l)                             Under Hungarian law claims may become barred under applicable statutes of limitation;

m)                     Under Hungarian law, the effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited in certain circumstances;

n)                         A Hungarian court may decline jurisdiction if concurrent proceedings are being brought elsewhere; and

o)                         The concept of non-transferable national assets and national assets with priority importance (as defined in or in accordance with applicable Hungarian laws, in particular by Act No. CXCVI of 2011 on national assets) are relatively new concepts, consequently in the absence of judicial and any other official interpretation it is not possible to formalize an exact and definitive view of the exact scope of these concepts.

In rendering this opinion, we have relied without independent investigation on the opinion of Linklaters LLP, special United States counsel to Hungary rendered pursuant to paragraph (d) of Section 7 of the Underwriting Agreement as to matters of New York and United States Federal law, and our opinion shall be subject to any limitations and exceptions contained in the opinion so relied upon.

Yours faithfully,

dr. Zsolt Szita LL.M.

Attorney-at-law